Exhibit 19.1

XTANT MEDICAL HOLDINGS, INC.

INSIDER TRADING POLICY

Xtant Medical Holdings, Inc. has adopted the following insider trading policy (this “Policy”) in order to comply with United States federal and state securities laws governing: (a) transactions in the Company’s securities while in the possession of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders and to prevent even the appearance of improper insider trading or tipping. Xtant Medical Holdings, Inc. and its subsidiaries are collectively referred to herein as the “Company.”

I.	SCOPE OF POLICY.

A. This Policy applies to all directors, officers and employees of the Company, their immediate family members and members of their households, their economic dependents, and entities (such as trusts, partnerships, corporations and investment clubs) over which such directors, officers and employees of the Company have or share voting or investment control (singularly referred to as an “Insider” and collectively referred to as “Insiders”). For purposes of this Policy, the term “immediate family members” includes a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

B. This Policy also applies to any consultants, advisors and third parties whom the Compliance Officer (as hereinafter defined) may designate as individuals with access to material nonpublic information concerning the Company (singularly referred to as a “Designated Outsider” and collectively referred to as “Designated Outsiders”).

C. This Policy applies to any and all transactions in the Company’s securities, including its common stock, options, restricted stock units or other equity awards to purchase or acquire its common stock, and any other type of securities that the Company may issue from time to time, such as preferred stock, promissory notes, convertible debentures and warrants, as well as exchange-traded options and other derivative securities and rights relating to the Company’s stock, whether or not issued by the Company.

D. This Policy has been provided to each Insider and Designated Outsider and to all new Insiders and Designated Outsiders at the start of their respective employment or relationship with the Company. This Policy continues to apply even after the employment or other relationship between the Company and an Insider or Designated Outsider has terminated. A current or former Insider or Designated Outsider may not effect, recommend or influence a transaction in the Company’s securities until any material nonpublic information obtained during such person’s employment or other relationship with the Company either has become public or is no longer material.

E. It is the responsibility of each Insider and Designated Outsider to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to an Insider’s or Designated Outsider’s liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation. The U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are effective at detecting insider trading. The SEC’s Division of Enforcement, together with the U.S. Department of Justice and Federal Bureau of Investigation, pursue insider trading violations vigorously.

II.	GENERAL POLICIES.

A. It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and transactions in the Company’s securities while in possession of material nonpublic information. The Company will cooperate fully with the SEC and other regulatory authorities in investigating possible violations of this Policy.

B. In addition to any legal ramifications under applicable U.S. federal and state securities laws, Insiders and Designated Outsiders who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment or other relationship with the Company.

C. This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, clients and suppliers, when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All Insiders and Designated Outsiders should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

III.	SPECIFIC POLICIES.

A. Transactions While In Possession of Material Nonpublic Information.

(1) No Insider or Designated Outsider shall engage in any transaction in the Company’s securities, including any purchase or sale of the Company’s securities or any offer to purchase or offer to sell, during any period commencing with the date that such person possesses material nonpublic information concerning the Company, and ending after two (2) full Trading Days following the widespread public dissemination of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which any securities exchange on which any of the Company’s securities are traded is open for trading, commencing at the time trading begins on such day. This restriction on trading does not apply to transactions made under a pre-approved trading plan adopted pursuant to Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that complies with the additional requirements described below under “Authorized Trading Plans” or other pre-authorized trading plan as pre-approved by the Compliance Officer, including without limitation a sell-to-cover trading plan set up with the Company’s designated broker (each, an “Authorized Trading Plan”).

(2) Pursuant to U.S. federal and state securities laws, Insiders and Designated Outsiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they possess material nonpublic information regarding the Company.

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B. Tipping.

(1) No Insider or Designated Outsider shall disclose or “tip” material nonpublic information to any other person (including family members) where such information may be used by such person to trade or otherwise transact in the Company’s securities, nor shall such Insider or Designated Outsider make recommendations or express opinions as to trading in the Company’s securities while such person is in possession of material nonpublic information.

(2) Insiders and Designated Outsiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information, or to whom they have made recommendations or expressed opinions while aware of such material nonpublic information as to trading in the Company’s securities, or the securities of any other company, even if the disclosing person did not profit financially from the trading.

C. Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. No Insider or Designated Outsider shall disclose nonpublic information relating to the Company to any other person (including other employees of the Company) other than those who need to know such information to carry out the Company’s business. In the event any Insider or any Designated Outsider receives any inquiry from outside the Company, such as from the media, an investor or stock analyst, for information that may be material nonpublic information (e.g., financial results and/or projections), the inquiry should be referred to the Compliance Officer who will coordinate and oversee the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations. Note that unauthorized disclosure of nonpublic information relating to the Company includes communications about the Company and its business prospects through the use of social media (such as X (formerly Twitter), Facebook, or Instagram).

D. Unauthorized Disclosure; Prohibition on Commenting on the Company on Internet Chat Rooms, Websites or Social Media. While the Company encourages its stockholders and potential investors to obtain information about the Company, the Company believes that that information should come from its publicly filed SEC reports, press releases and external website or from designated Company spokespersons, or from other public disclosures made by the Company, rather than from speculation or unauthorized disclosures by directors, officers or employees of the Company. For this reason, the Company has designated under its Disclosure Policy certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk of liability to the Company, as well as to the individuals responsible for the communications.

In addition, communications about companies and their business prospects through the use of social media (such as X (formerly Twitter), Facebook, Instagram), electronic bulletin boards, chat rooms and other electronic discussions on the Internet are communications about the Company, and use of such forums to express views or impart information about the Company and its business can significantly harm the Company and expose the disclosing person to liability, including insider trading liability. Inappropriate communications disseminated through these methods may pose an inherently greater risk than more traditional forms of communication due to the size of the audience they reach. These forums have the potential to move a stock price significantly and very rapidly—yet the information disseminated often is unreliable, and in some cases may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving the use of social media, electronic bulletin boards and chat rooms. An Insider may encounter information about the Company that such Insider believes is inaccurate or harmful to the Company, or other information that such Insider believes is true or beneficial to the Company. Although the Insider may be tempted to deny or confirm such information, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to the Insider and to the Company.

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The Company is committed to preventing inadvertent disclosures of material nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding even the appearance of impropriety by persons associated with the Company. Accordingly, this Policy prohibits each Insider and Designated Outsider from making any comments or postings about the Company or its business on any social media sites, Internet bulletin boards, chat rooms or websites, or responding to such comments or postings about the Company or its business made by others. This restriction applies whether or not the Insider identifies such Insider as associated with the Company.

IV.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION.

A. Material Information. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information concerning the Company is any type of information which could reasonably be expected to affect the market price of the Company’s securities. While it is not possible to identify all types of information that would be deemed “material,” the following is a non-exclusive list of information that ordinarily is considered material:

●	Financial performance, especially quarterly and year-end earnings or revenues, or significant changes in financial performance or liquidity;

●	Company financial and other guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community, or the decision to suspend guidance;

●	Creation of significant financial obligations, any significant default under or acceleration of any financial obligation;

●	Restatements of financial results, or material impairments, write-offs or restructurings;

●	Company strategic plans, business plans and annual operating plans and budgets;

●	Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;

●	New major contracts, distribution arrangements, projects, customers, or finance sources, or the loss thereof;

●	Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

●	Significant information relating to the operation of products or services, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;

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●	Significant changes or developments in products, research, technologies, intellectual property, services or lines of business;

●	Major events involving the Company’s securities, including public or private securities or debt offerings, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, calls of securities for redemption, modification to the rights of security holders or notice of delisting;

●	Impending bankruptcy or financial liquidity problems;

●	Major personnel changes, such as changes in senior management or employee layoffs;

●	Significant labor disputes or negotiations, or proposed reductions in force or facility closings;

●	Actual or threatened major litigation or the resolution of such litigation;

●	Positive or negative developments in regulatory matters, including matters involving the U.S. Food and Drug Administration;

●	Significant cybersecurity incidents, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets;

●	Changes in auditors or auditor notification that its audit report may not be relied upon;

●	Updates regarding any prior material disclosure that has materially changed; and

●	The existence of any Special Black-Out Period (as defined below).

Both positive and negative information can be material. Because transactions that receive scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and transactions in the Company’s securities should be avoided when in doubt.

B. Nonpublic Information. “Nonpublic information” is information that has not been previously disclosed to the general public and is otherwise not available to the general public. Non-public information may include: (i) information available to a select group of analysts or brokers or institutional investors; (ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and (iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made. Material information remains “nonpublic” until the point at which it has been widely disseminated to the public through major newswire services, national news services or financial news services, or through an SEC filing, and sufficient time thereafter has passed for the public to fully absorb such information. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic”, after two (2) full Trading Days following the widespread public release of the information.

C. Guidance. Any Insider or Designated Outsider who is unsure whether the information that such person possesses is material or nonpublic must consult the Compliance Officer for guidance before effecting any transactions in the Company’s securities.

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V.	TRANSACTIONS COVERED BY THIS POLICY

Except as discussed in Section X (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which an Insider or Designated Outsider possesses material nonpublic information obtained in connection with such person’s service with the Company. This Policy therefore applies to:

●	any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, performance stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;

●	any disposition in the form of a gift of any securities of the Company;

●	any distribution to holders of interests in an entity if the entity is subject to this Policy; and

●	any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in the foregoing transactions.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received. The existence of a personal financial emergency or other personal circumstances are not mitigating factors under the securities laws, and does not excuse an Insider or Designated Outsider from compliance with this Policy.

VI.	QUARTERLY AND SPECIAL BLACK-OUT PERIODS.

A. Quarterly Black-Out Periods. All directors, officers, employees and other Insiders are prohibited from trading or otherwise transacting in the Company’s securities during a Quarterly Black-Out Period. The “Quarterly Black-Out Period” is the period beginning at the close of trading (or 11:59 p.m., if such day is not a Trading Day) on the fifteenth (15th) day of the third (3rd) calendar month of each fiscal quarter and ending after two (2) full Trading Days following public disclosure of the Company’s financial results for that quarter. The Quarterly Black-Out Period is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that directors, officers, and certain employees of the Company will, during the Quarterly Black-Out Period, often possess material nonpublic information about the expected financial results for the quarter during that period.

B. Special Black-Out Periods. In addition, there may be other time periods when material nonpublic information regarding the Company may be pending. While such information is pending, the Company may impose a special black-out period during which the same prohibitions on trading or otherwise effecting transactions in the Company’s securities shall apply (a “Special Black-Out Period”, and together with Quarterly Black-Out Periods, the “Black-Out Periods”). Persons restricted from trading during Special Black-Out Periods will be notified of the prohibition. In addition to refraining from transactions in the Company’s securities during a Special Black-Out Period, persons subject to the Special Black-Out Period are prohibited from disclosing the existence of such Special Black-Out Period, or that transactions in the Company’s securities have been suspended.

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C. Applicability of Black-Out Periods to Limit Orders. The prohibition against effecting transactions in the Company’s securities during Black-Out Periods includes trading under “limit orders” provided to a broker, and the broker with whom any such limit order is placed must be instructed regarding any existing Black-Out Periods at the time it is placed. In addition, as described below, the use of limit orders are strongly discouraged.

D. Applicability of Black-Out Periods to Former Insiders. The foregoing restrictions on transacting in Company securities during Black-Out Periods continue to apply even after the employment or other relationship between the Company and an Insider has terminated, and such restrictions shall apply until the end of any Black-Out Period applicable at the final date of employment or other relationship.

E. Applicability of Black-Out Periods to Authorized Trading Plans. These Black-Out Period requirements do not apply to transactions made under an Authorized Trading Plan, as described below.

VII.	PRE-CLEARANCE REQUIREMENTS.

A. Applicability of Pre-Clearance Requirements. The Company has determined that all directors, officers, employees and other Insiders must refrain from trading or effecting other transactions in the Company’s securities, even outside a Black-Out Period and regardless of whether such person has material nonpublic information, without first complying with the Company’s “pre-clearance” process and receiving the prior written consent of the Compliance Officer.

B. Pre-Clearance Process. Prior to trading or otherwise commencing any transaction in the Company’s securities, directors, officers, employees and other Insiders must contact the Compliance Officer to request pre-clearance of such transaction. A pre-clearance form will be provided by the Compliance Officer and may be in the form as attached to this Policy as Schedule B. The Compliance Officer will consult as necessary or desirable with senior management of and/or outside counsel to the Company before clearing any such proposed transaction. A request for pre-clearance must be received at least two (2) full Trading Days before the date of the proposed transaction. All transactions in the Company’s securities by the Compliance Officer that are subject to pre-clearance must be pre-cleared by the Company’s Chief Executive Officer or Chief Financial Officer (or designee), pursuant to the same procedures applicable to other Insiders, as set forth in this paragraph. The Compliance Officer shall record the date each pre-clearance request is approved or disapproved. Unless revoked, a grant of pre-clearance will normally remain valid until the close of trading three (3) Trading Days following the day on which it was granted. If the transaction does not occur during such period, pre-clearance of the transaction must be re-obtained. Even after pre-clearance, a person may not trade or effect transactions in the Company’s securities if they become subject to a Black-Out Period or aware of material nonpublic information prior to the transaction being executed.

C. Additional Information from Section 16 Individuals. If you are a Section 16 Individual and submit a pre-clearance request, you should also indicate whether you have effected any non-exempt “opposite-way” transactions within the past six months and be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. You also should be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

D. Applicability of Pre-Clearance Requirements to Authorized Trading Plans. The pre-clearance requirements do not apply to transactions made under an Authorized Trading Plan, as described below.

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VIII.	AUTHORIZED TRADING PLANS.

A. Authorized Trading Plan Requirements. Any Insider wishing to establish an Authorized Trading Plan must follow the requirements of Rule 10b5-1 under the Exchange Act and the requirements of this Policy, as follows:

(1) A proposed trading plan must be approved by the Compliance Officer before it is adopted, and must be submitted for approval to the Compliance Officer not less than five (5) Trading Days prior to adoption of the trading plan.

(2) The trading plan must be in writing and signed by the person adopting the trading plan.

(3) The trading plan must be adopted at a time when:

●	the person adopting the trading plan is not aware of any material nonpublic information; and

●	the Company is not in a Black-Out Period with respect to the person adopting the plan.

(4) The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.

(5) The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:

●	is not aware of material nonpublic information about the securities or the Company; and

●	is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(6) The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

(7) For all Section 16 Individuals, transactions cannot begin under the trading plan until the later of (i) 90 days after adopting the plan or (ii) two Trading Days after the Company files its 10-K or 10-Q for the fiscal quarter in which the plan was adopted (not to exceed 120 days after adoption). For all other persons, transactions cannot begin for 30 days after the plan is adopted.

(8) The trading plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Once the trading plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. All transactions during the term of the trading plan must be conducted through the trading plan (except as permitted by Rule 10b5-1). In addition, the person adopting the trading plan may not have multiple overlapping or an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.

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(9) If a person that adopted a trading plan terminates the plan prior to its stated duration, such person may not trade or effect transactions in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy. The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the trading plan, and the Company must have authority to require the suspension or cancellation of the trading plan at any time.

B. Authorized Trading Plan Transactions Not Subject to Blackout Periods and Preclearance Procedures. All transactions effected under an Authorized Trading Plan are not subject to the Blackout Periods and preclearance procedures described above, but each Authorized Trading Plan must provide that the Compliance Officer or designee be notified of any transactions made under such Authorized Trading Plan.

IX.	OTHER TRADING RESTRICTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, Insiders may not engage in any of the following types of transactions other than as noted below, regardless of whether an Insider is aware of material nonpublic information or not.

A. Hedging Transactions Prohibited. A short sale is a sale of securities not owned by the seller or, if owned, not delivered. Because of the potentially speculative nature of such transactions, this Policy prohibits all Insiders from engaging in any of the following transactions at any time (even if the individual involved is not in the possession of material nonpublic information):

(1) short sales of the Company’s securities, including without limitation “sales against the box” (sales with delayed delivery); and

(2) buying or selling puts, calls or other derivative securities relating to the Company’s securities. A put is an option or right to sell a specific stock at a specific price prior to a set date, and a call is an option or right to buy a specific stock at a specific price prior to a set date. Call options are purchased when a person believes that the price of a stock will rise, whereas put options are purchased when a person believes that the price of a stock will fall. Other derivative securities may take various forms, but to the extent they derive a substantial portion of their value from the price of the Company’s securities, trading in them is prohibited.

B. Restrictions on Pledging of Company Stock. All Section 16 Individuals are prohibited from pledging the Company’s securities as collateral for a loan.

C. Restrictions on Margin Accounts. All Section 16 Individuals are prohibited from holding the Company’s securities as collateral in a margin account.

D. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under Authorized Trading Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If an Insider determines that the person must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.

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X.	EXCEPTIONS TO TRADING RESTRICTIONS

There are no unconditional “safe harbors” for transactions in securities made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even outside a Quarterly Black-Out Period, an Insider may be prohibited from engaging in transactions involving the Company’s securities because the Insider possesses material nonpublic information, is subject to a Special Black-Out Period or is otherwise restricted under this Policy.

The following are certain limited exceptions to the Black-Out Periods restrictions and the pre-clearance requirements imposed by the Company under this Policy:

A. Stock Option Exercises. The exercise of stock options for cash or a “net exercise” under the Company’s equity incentive plans (but not the sale of any shares issued upon such exercise, and not a cashless exercise that is accomplished by a sale of a portion of the shares issued upon exercise, such as a broker-assisted cashless exercise).

B. Tax Withholding. The disposition to the Company of shares underlying stock awards in satisfaction of tax obligations (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as the Insider elects, if permitted by the Company.

C. 401(k) and Employee Stock Purchase Plan. Establishing payroll withholding to purchase securities under a Company-sponsored 401(k) plan or employee stock purchase plan (“ESPP”); however, this Policy does apply to changes to an employee’s investment direction under a 401(k) plan or ESPP (e.g. deciding to join the ESPP, changing the amount deducted from the Insider’s paycheck to buy stock under the ESPP, or moving funds in and out of a Company stock fund) and this Policy applies to any subsequent sale of share acquired under a 401(k) plan or ESPP.

D. Authorized Trading Plans. Transactions made pursuant to an Authorized Trading Plan.

E. Certain Gifts. Certain gifts of Company securities made by Insiders where it is reasonably anticipated that the recipient of such gift will not immediately resell the Company securities and certain other gifts of Company securities as approved by the Compliance Officer.

XI.	DESIGNATION OF SECTION 16 INDIVIDUALS.

A. Section 16 Individuals. Directors and officers of the Company and others who are subject to the reporting and liability provisions of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder are collectively referred to as the “Section 16 Individuals” in this Policy. In addition to complying with the general and specific policies set forth herein, Section 16 Individuals, and their immediate family members and other members of their households, their economic dependents, and entities (such as trusts, partnerships, corporations and investment clubs) over which such Section 16 Individuals have or share voting or investment control, must obtain pre-clearance of all transactions in the Company’s securities from the Compliance Officer in accordance with Section VII of this Policy.

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B. Short-Swing Transactions. Section 16 Individuals must also comply with the reporting obligations and limitations on “short-swing” transactions set forth in Section 16 under the Exchange Act. The practical effect of these provisions is that such persons who purchase and sell (or sell and purchase) the Company’s securities within a six (6)-month period must disgorge all profits derived therefrom to the Company whether or not they then had knowledge of any material nonpublic information concerning the Company. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s equity incentive plans, nor the exercise of that option, is deemed a purchase for liability purposes under Section 16; however, the sale of any shares of common stock received upon any such exercise would be a sale for Section 16 liability purposes. Similarly, while the grant, vesting and settlement of a restricted stock unit award is not deemed a purchase under Section 16 for liability purposes, the sale of any shares received upon settlement of such award would be a sale for Section 16 liability purposes. Because of the strict liability provisions of Section 16, we recommend that each Section 16 Individual discuss any proposed transaction with the Compliance Officer.

XII.	COMPLIANCE OFFICER.

The Company’s Chief Executive Officer will designate the Compliance Officer for purposes of this Policy (the “Compliance Officer”). The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. The duties of the Compliance Officer will include, but not be limited to, the following:

(1) Administering this Policy and monitoring and enforcing compliance with all provisions and procedures of this Policy.

(2) Responding to all inquiries relating to this Policy and its procedures.

(3) Designating and announcing Special Black-Out Periods during which no Insiders may trade or effect other transactions in the Company’s securities, and determining whether Black-Out Periods apply to Designated Outsiders.

(4) Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees of the Company, and such other persons whom the Compliance Officer determines have access to material nonpublic information concerning the Company.

(5) Administering the Company’s compliance with all federal and state insider trading laws and regulations, including, without limitation, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended; and overseeing the preparation and filing of all reports required by the SEC relating to transactions in the Company’s securities by Section 16 Individuals.

(6) Periodically reminding all Section 16 Individuals regarding their obligations to report transactions in the Company’s securities.

(7) Reminding, on a quarterly basis, all Insiders and Designated Outsiders of the dates that Quarterly Black-Out Periods begin and end.

(8) Revising this Policy as necessary to reflect changes in applicable U.S. federal and state insider trading laws and regulations.

(9) Maintaining, with the Company’s records, originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to transactions in the Company’s securities by Section 16 Individuals.

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(10) Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, officer’s and director’s questionnaires, and reports received from the Company’s transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

(11) Maintaining the accuracy of the list of Section 16 Individuals and updating it periodically as necessary to reflect additions to or deletions from such category of individuals.

(12) Working with outside counsel in furtherance of the foregoing.

XIII.	INSIDER TRADING EXAMPLES.

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An employee of X Corporation learns that the quarterly financial results to be reported by X Corporation will be very favorable and much better than investors expect. Prior to the public announcement of such results, the employee purchases X Corporation’s stock. The employee, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The employee also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the employee reports also could be liable as controlling persons.

Trading by Tippee

An employee of X Corporation tells a friend that X Corporation is about to publicly announce a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The employee is jointly liable with the friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The employee and the friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

XIV.	PENALTIES FOR INSIDER TRADING.

Penalties for trading on or tipping material nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC’s Division of Enforcement, together with the U.S. Department of Justice and Federal Bureau of Investigation, have made the prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	administrative sanctions;

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●	securities industry self-regulatory organization sanctions;

●	civil injunctions;

●	damage awards to private plaintiffs;

●	disgorgement of all profits;

●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;

●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

●	criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

●	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. Securities regulatory authorities, including the SEC and FINRA, have the ability to monitor even the smallest trades, and the SEC and FINRA perform routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material nonpublic information. The SEC’s Division of Enforcement, the U.S. Department of Justice and the Federal Bureau of Investigation aggressively investigate even small insider trading violations.

XV.	ADDITIONAL CONSIDERATIONS.

A. Company Assistance. Strict compliance with this Policy is of the utmost importance. If any director, officer, employee or other Insider or Designated Outsider has any questions about this Policy or its application to any proposed transaction, such person may obtain additional guidance from the Compliance Officer. It is not prudent for Insiders to try to resolve uncertainties on their own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences if violated.

B. Personal Responsibility. Notwithstanding the foregoing, ultimate responsibility for adhering to this Policy and avoiding improper transactions in the Company’s securities is the responsibility of each Insider and Designated Outsider. An Insider or Designated Outsider may, from time to time, have to forego a proposed transaction in the Company’s securities even if the Insider or Designated Outsider planned to execute the transaction before learning of material nonpublic information and even though the Insider or Designated Outsider believes the Insider or Designated Outsider may suffer an economic loss or forego anticipated profit by waiting. If an Insider or Designated Outsider violates this Policy, the Company may take disciplinary action, including, with respect to any employee, termination of employment.

C. Annual Compliance. Certain Insiders and Designated Outsiders including, without limitation, the Section 16 Individuals, are required to certify compliance with this Policy on an annual basis.

D. Reporting. If an Insider or Designated Outsider believes someone is violating this Policy or otherwise using material nonpublic information that such person learned through such person’s position at the Company to trade or otherwise effect transactions in the Company’s securities or the securities of another company, it should be reported to the Compliance Officer. Potential violations of this Policy may also be reported via the Company’s Whistleblower hotline by phone to 844-915-2923, online at https://secure.ethicspoint.com/domain/media/en/gui/75773/index.html or by email to whistleblower@xtantmedical.com.

E. Amendments. The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors.

F. Effective Date. This Policy is effective December 13, 2023.

*****

Approved by the Board of Directors

of Xtant Medical Holdings, Inc.

December 13, 2023

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Schedule A

Annual Acknowledgement and Certification

I,_________________________, hereby acknowledge that I have received a copy of Xtant Medical Holdings, Inc.’s Insider Trading Policy and have read the policies and procedures described within it and hereby agree to comply with all of its terms.

Signature	Date

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Schedule B

Application for Pre-Clearance Form

Name
Title
Proposed Transaction Date
Type of Company Security
Type of Transaction (Purchase/Sale/Gift)
Number of Shares Involved

Certification

I, ____________________________, hereby certify that I have read and understand the Xtant Medical Holdings, Inc. Insider Trading Policy and am not in possession of any material nonpublic information. I understand that if I engage in a transaction in any of the Company’s securities while aware of any material nonpublic information or otherwise in violation of the prohibitions set forth in the Xtant Medical Holdings, Inc. Insider Trading Policy, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company. I further understand that if I am a director or executive officer of the Company that my proposed transaction may be subject to Section 16 of the Securities Exchange Act of 1934, and Rule 144 under the Securities Act of 1933 and I have discussed with the Compliance Officer (or designee) any application of these laws and necessary procedures for my compliance therewith.

Signature	Date

Pre-Clearance Decision

The undersigned hereby pre-clears the proposed transaction(s) described above.

If the proposed transaction is pre-cleared, please note the following:

●	Any transaction more than three trading days after pre-clearance will require another pre-clearance, unless specifically agreed to by the Compliance Officer or undersigned at the time of such pre-clearance.

●	It is the responsibility of the individual seeking pre-clearance of a proposed transaction not to engage in a transaction in the Company’s securities while aware of material nonpublic information. Any pre-clearance by the Compliance Officer of a proposed transaction will not relieve such individual of this obligation and pre-clearance of a transaction shall not be interpreted as confirmation by the Compliance Officer or undersigned that the individual seeking pre-clearance of a proposed transaction does not then possess material nonpublic information.

Compliance Officer (or Designee)	Date